Exhibit 10.12

MASTER SERVICES AGREEMENT

between

SAMSUNG BIOLOGICS CO., LTD.

and

KINIKSA PHARMACEUTICALS (UK), LTD.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “MSA”) is made and entered into as of June 21, 2024 (the “Effective Date”) by and between Kiniksa Pharmaceuticals (UK), Ltd., a private company organized under the laws of England and Wales with a Swiss branch office located at Grafenaustrasse 5, 6300 Zug, Switzerland (“Client”), and Samsung BioLogics Co., Ltd., a Korean corporation having its principal place of business at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea (“SBL”).  Client and SBL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Client and SBL wish to enter into a business relationship whereby SBL will provide Client with certain services related to biologics development and/or manufacturing;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and for other valuable consideration, the Parties agree as follows:

SECTION 1DEFINITIONS

Each of the following capitalized terms as used in this MSA, whether in the singular or plural, shall have the respective meanings set forth below.

1.1

“Acceptance Procedure” means the review of the Batch Related Documents and the performance of any test of a Batch of Product that is necessary to verify that the Product delivered meets the Specifications and complies with Regulatory Authority requirements, which activities are conducted by Client before or after SBL’s release of a Batch of Product in accordance with the terms and conditions of the applicable PSA and the Quality Agreement.

1.2	“Affected Party” means the Party affected by a Force Majeure Event.
1.3

“Affiliate” means, with respect to a Party, any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with such Party.  A corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.4

“Annual Service Fees” means the total Service Fees paid or payable by Client to SBL in a given calendar year (excluding costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements) pursuant to a particular Product Specific Agreement.

1.5

“Anti-Corruption Laws” means all Applicable Laws regarding public or private sector corruption, bribery, kickbacks, speed or facilitation payments, ethical business conduct, money laundering, embezzlement, political contributions, gifts, gratuities, expenses, entertainment, hospitalities, agency relationships, commissions, lobbying,  books and records, and financial controls, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C.§§78dd-1, et seq.) as amended, the U.S. Travel Act, the UK Bribery Act 2010, and other anti-corruption laws, in each case, as amended.

1.6

“Applicable Laws” means any and all laws, rules, or regulations of any jurisdiction which are applicable to the Parties in carrying out activities described in this MSA or any PSAs that may be in effect from time to time.

1.7

“Assignment”, “Assigning”, or to “Assign” means a merger, change of control, sale of stock, inheritance of stock, transfer of all or substantially all of the assets, or transfer of all or substantially all rights to any Product.

1.8

“Background IP” means any Intellectual Property related to a Product, its use, and/or the Manufacture of such Product, in each case, that is owned and/or controlled by a Party prior to the Effective Date or during the Term other than in the performance of activities under this MSA or any PSAs.

1.9	“Batch” means the quantity of Product Manufactured by SBL that results from a single run of the applicable Manufacturing Process.
1.10	“Batch Failure” means that a Batch is Non-Conforming Product as reasonably determined by the Core Team during Manufacture of a Batch and prior to SBL’s Batch release.
1.11

“Batch Record”, if not defined in the Quality Agreement, means the document, proposed by SBL and approved by Client, that defines the manufacturing methods, test methods, and other procedures, direction, and controls associated with the Manufacturing and testing of Product.

1.12	“Batch Related Documents” means Manufacturing Documentation in support of SBL’s release of a Product.
1.13	“Cell Line” means, with respect to a Product, the cell bank vials supplied or otherwise made available to SBL by Client to perform the Services.
1.14	“Certificate of Analysis”, if not defined in the Quality Agreement, means a document prepared by SBL listing tests performed by SBL or a Permitted Subcontractor and the results of such tests.
1.15	“Certificate of Compliance” means a document prepared by SBL with respect to a particular Batch that verifies completion of all operations in accordance with the Batch Record and cGMP, if applicable.

1.16	“Change” means any modification, alteration, adjustment, or correction to the Manufacturing Process (including equipment used in the Manufacturing Process), Services, or Specifications.
1.17	“Client” is defined in the preamble.
1.18

“Client Invention” means any Invention, whether solely made by one or more employees or officers of SBL (or its third party consultant or subcontractor), or jointly made by the Parties, that in each case is derived from, arises out of, or specifically relates to, Client’s Background IP, Client Technology, Client’s Confidential Information, or any other proprietary right of Client or its third party licensors, vendors, contractors, or other partners or clients.  For the avoidance of doubt, notwithstanding any provision to the contrary in this MSA, Inventions that are specific to (a) [***], or (b) [***], are, in each of (a) and (b), Client Inventions provided that Client Inventions do not include [***].

1.19

“Client Materials” means reagents and other materials supplied by Client or its third party supplier to be used in the Services hereunder.  In the case of a Drug Product PSA, Client Materials may also include Formulated Drug Substance and/or other active pharmaceutical ingredients, which may or may not have been Manufactured by SBL.

1.20

“Client Technology” means Know-How, technology, research and other information of Client provided by Client to SBL in connection with this MSA and any applicable PSA, including any such information relating to the Services, Manufacturing Process, analytical methods, quality control analysis, specifications, transportation and storage requirements.

1.21	“Clinical Product” means a Formulated Drug Substance or Drug Product that is Manufactured by SBL pursuant to a PSA and that is to be used by Client in a clinical trial in humans.
1.22

“Commercial Product” means a Formulated Drug Substance or Drug Product that is Manufactured by SBL pursuant to a PSA and that is intended for commercial sale for use in humans and for importation or exportation into countries or regions designated in such PSA and, with respect to Formulated Drug Substance, is manufactured after SBL obtains any necessary Regulatory Approvals certifying that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.  By way of example and not by way of limitation, any Batches manufactured prior to PAI (defined below) and including the PAI Batches shall not be considered Commercial Product, even if such Batches are intended for commercial sale and use in humans.

1.23

“Commercially Reasonable Efforts” means, with respect to an activity to be carried out by a Party pursuant to this MSA or any particular PSA, the carrying out of such activity in a diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the contract manufacturing of biologics (in the case of SBL) or in the biopharmaceutical industry (in the case of Client) by companies with resources and expertise similar to those of such Party. “Commercially Reasonable Efforts” requires prompt assignment of responsibility for such task or activity to specific qualified employee(s) and allocation of resources designed to advance progress with respect to such task or activity but does not require the taking of actions that (a) [***], or (b) [***].

1.24	“Common Raw Material” means a Raw Material that is able to be used across multiple products and/or SBL clients.
1.25

“Confidential Information” means any and all scientific, business, financial, contractual, marketing and technical information of or about a Party or a Product that has been or may be disclosed, or to which access is provided, by such Party (“Disclosing Party”) or any of its representatives to the other Party (“Receiving Party”) or any of its representatives, that (a) if in writing, is marked “confidential”, “proprietary” or with other similar marking at the time of disclosure, or (b) if provided orally or visually, is identified as confidential at the time of disclosure and confirmed in writing to Receiving Party within [***] of such disclosure, or (c) Receiving Party knows or has reason to know is confidential, trade secret or proprietary information of the Disclosing Party at the time of disclosure, or (d) by its nature is confidential and would be judged so under a reasonable person standard, or is disclosed, or provided, under circumstances reasonably indicating it is confidential or proprietary. For clarity, the terms of this MSA shall be deemed to be the Confidential Information of both Parties.

1.26

“Core Team” means a committee composed of representatives from each of SBL and Client to oversee, review, and coordinate the day-to-day performance of the Services and/or Manufacture with the goal of ensuring effective communication between the Parties.

1.27

“Current Good Manufacturing Practices” or “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonisation Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted.

1.28	“Damages” means any direct damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities.
1.29

“Decision Memo” or “Decision Report” means a binding memorandum summarizing and memorializing the Parties’ discussion, understanding, and agreement as to any aspect of the Manufacture that is not directly and/or specifically elaborated in the MSA, PSA, or any previous Decision Memo.

1.30

“Development” means development services that SBL agrees to provide to Client pursuant a separate PSA and/or Scope of Work, which may include but are not limited to, cell line development, analytical and process development conducted to create, transfer, characterize, or test the manufacturing process, optimization studies, laboratory process scale-up, and generation of materials for toxicology studies. These activities are typically not cGMP in nature and conducted in laboratory facilities.

1.31	“Drug Product” means a finished or intermediate dosage form that contains a Formulated Drug Substance, generally, but not necessarily, in association with one or more other ingredients.
1.32

“Drug Substance” or “Formulated Drug Substance” means an active ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body, but does not include intermediates used in the synthesis of such ingredient.

1.33	“Effective Date” is defined in the preamble.
1.34	“EMA” means the European Medicines Agency, or any successor agency.
1.35	“Engineering Batch” or “Engineering Run” or “ER” means a Batch manufactured with the purpose of confirming successful transfer and/or implementation of the Manufacturing Process to the Facility.
1.36	“Facility” means one or more of the facilities of SBL where the Services shall be performed, as further specified in each PSA.
1.37	“FDA” means the United States Food and Drug Administration, or any successor agency.
1.38	“Firm Period” has the meaning set forth in the Product Specific Agreement.
1.39	“Forecast” means a projection of Client’s requirements for delivery of Product.
1.40

“Force Majeure Event” means any event or occurrence that is beyond the non-performing Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable, which events may include fire, explosion, flood, landslide, epidemics, or other acts of God; acts, regulations, export and/or import restrictions, embargos (including but not limited to those promulgated by any U.S. Regulatory Authority), or laws of any government; terrorism, war; failure of public utilities; or acts of decisions of duly constituted municipal, state, national or supra-national governmental authorities or of courts of law. For clarity, changes in cost or availability of materials, components or services, or market conditions will not be deemed Force Majeure Events, provided that it is understood that a Force Majeure Event may make certain materials, components, equipment, fuel, or services unavailable or difficult to procure.

1.41

“Implementation Plan and Budget” means an estimated plan and budget of the reasonable and necessary costs that would be incurred by SBL as a result of the implementation of any Change(s), including, without limitation, costs related to (i) process and analytical development and validation; (ii) equipment and/or Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) document revisions or changes; (iv) additional stability testing; and (v) preparing submissions to Regulatory Authorities.

1.42	“Indemnified Party” has the meaning set forth in Section 12.3.
1.43	“Indemnifying Party” has the meaning set forth in Section 12.3.
1.44

“Intellectual Property” means: (i) patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, Know-How, and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and applications described in the foregoing sub-clauses (i) and (ii), that exist now, or that come to exist in the future, in any part of the world.

1.45	“Invention” means any Intellectual Property that arises out of or results from the Services under this MSA or any applicable PSA.
1.46

“Joint Steering Committee” or “JSC” means a committee composed of representatives from each of SBL and Client to provide guidance to the Core Team and resolve any issues or disputes which are not able to be resolved by the Core Team.

1.47

“Know-How” means any and all proprietary technical, scientific, or other information, data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), test results, knowledge, know-how, techniques, processes, practices, discoveries, inventions, specifications, dosage regimens, analytical and control assays, product specifications, analytical and quality control data, marketing, pricing, distribution cost and sales data or descriptions, designs, trade secrets, regulatory documentation, and other technology, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or otherwise protected by trade secret law, in each case, that is not in the public domain or otherwise generally known.

1.48

“Manufacturing” or to “Manufacture” means the cGMP manufacturing of the Product, and any services relating to such manufacturing, including, but not limited to, process development, Engineering Batch services, processing, testing, filling, finishing, quality assurance, quality control, documentations, archiving, and packaging, and up to release of the Product, to be performed by SBL under this MSA and any applicable PSA.

1.49

“Manufacturing Documentation” means, with respect to a given Product, the data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process including, without limitation: documents and records consisting of or containing process descriptions, requirements and specifications; Client Materials and Specifications; analytical methods, process trend and variability data; validations protocols and reports; Batch Records; Batch Related Documents, and SOPs.

1.50

“Manufacturing Process” means, with respect to a given Product, the mutually agreed production process for the Manufacturing of such Product, which shall be deemed to commence at the OOF date for Formulated Drug Substance and the thawing date for Drug Product, as applicable, and end with SBL’s release of the Product.

1.51	“Non-Affected Party” means the Party other than the Affected Party.
1.52	“Non-Conforming Product” means a Batch of Product that fails to conform to (a) the Specifications, or (b) other mutually agreed upon written express requirements, which [***].
1.53	“OOF” or “Out-of-Freeze” means the thawing of the cell bank vials.
1.54	“Party” and “Parties” has the meaning set forth in the preamble.
1.55	“Permitted Subcontractor” has the meaning set forth in Section 3.4.
1.56

“Pilot Batch” means a Batch of Product (not in compliance with cGMP or the Specifications) used in the process development or optimization stage and may be used to support formal stability studies and also to support pre-clinical and clinical evaluations.

1.57

“Pre-Approval Inspection” or “PAI” means an on-site inspection of the Facility by a Regulatory Authority prior to granting Regulatory Approval for Commercial Product as required by such Regulatory Authority to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.

1.58	“Pre-Approval Inspection Batch” or “PAI Batch” means a Batch of Product produced during or in support of a Regulatory Authority granting Regulatory Approval for SBL to produce Commercial Product.
1.59

“Process Validation Batch” or “Process Performance Qualification Batch” or “PPQ Batch” means a Batch of Product produced from a process validation run conducted by SBL to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility.

1.60

“Product” means Clinical Product or Commercial Product Manufactured by SBL pursuant to this MSA and any applicable PSA and any Formulated Drug Substance manufactured by SBL pursuant to this MSA and any applicable PSA, including PPQ Batches and PAI Batches.

1.61	“Product-in-process” means any unfinished Product under the Manufacturing Process.
1.62	“Product Purchase Commitment” has the meaning set forth in Section 4.10.
1.63

“Product Specific Agreement” or “PSA” means a separate written agreement specific to each Product and/or Service (Formulated Drug Substance, Drug Product, Cell Line development, etc.), entered into and mutually agreed to from time to time by duly authorized representatives of the Parties.  Each PSA shall refer to and be integrated in this MSA and may include, without limitation, details such as (i) a clearly defined scope of work of the Services to be performed under such PSA which describes key activities and assumptions, (ii) the Product for which SBL will perform such Services for Client, (iii) the fees to be paid to SBL by Client for the Services, and (iv) any other deliverables.

1.64	“PSA Effective Date” means the effective date of any PSA.
1.65

“Public Official or Entity” means any officer, employee, agent, representative, department, agency, de facto official, corporate entity, or instrumentality or subdivision of any government, military, or international organization, including any state-owned or affiliated company or hospital, or any candidate for political office, any political party, or any official of a political party.

1.66

“Purchase Order” is a commercial document issued by Client to SBL indicating, among other things, the quantity of Product to be manufactured, the Services to be performed, the applicable prices for Product and/or Services, and the estimated delivery or deliverable date, as applicable.

1.67

“Quality Agreement” means the written quality agreement entered into by the Parties that governs the responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality control, testing and release of such Product(s) at the Facility.

1.68	“Quarter” means each period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1 of each calendar year.
1.69

“Raw Materials” means those materials procured by SBL that are used in performing Services, including, but not limited to, chemicals, reagents, filters, excipients, disposable consumables, and secondary packaging materials.  Raw Materials exclude the Client Materials.

1.70

“Regulatory Approval” means, with respect to a Product, all approvals, licenses, registrations or authorizations from any Regulatory Authority that are necessary for the Manufacture and sale of such Product in a country or other regulatory jurisdiction anywhere in the world.

1.71

“Regulatory Authority” or “Regulatory Authorities” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, provincial, state or local regulatory agency, department, bureau, commission, council or other governmental entity anywhere in the world with authority with respect to development, manufacturing, marketing, commercialization, reimbursement or pricing of a pharmaceutical product.

1.72	“Reserved Capacity” means the capacity for Manufacturing the Product within SBL’s Facility reserved and dedicated to Client, as further defined in the PSA.
1.73	“SBL Assignable Error” means [***].
1.74	“SBL Invention” means any Invention, other than a Client Invention.
1.75	“Scope of Work” means the document generally forming part of a PSA, specifying in detail the scope and schedule of the Services and the Service Fees as mutually agreed upon by the Parties.
1.76	“Service” or “Services” means any service performed by SBL and related to development and/or manufacturing for Client as specified in a PSA.
1.77

“Service Fee” means the fee due and payable to SBL as consideration for SBL’s performance of Services and other obligations, but excluding the costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements, as specified in a PSA.

1.78	“Specialized Raw Material” means a Raw Material that is intended to be used for a specific Product only.
1.79

“Specification(s)” means the mutually agreed tests, references to analytical procedures and acceptance criteria or other criteria for the Products, Client Materials, or Raw Materials, as the case may be, that are provided in documentation as reviewed and approved in writing by the Parties.

1.80	“Standard Operating Procedure(s)” or “SOP(s)” means the written standard operating procedures established by and mutually agreed upon by both Parties regarding the Manufacturing Process.
1.81

“Tax” means all taxes, charges, customs duties, fees, levies, imposts, or withholding of whatever nature imposed by any law or regulations in any country in respect of the Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product.

1.82

“Technology Transfer” means the activities by the Parties necessary for SBL to perform the Services as further described in the applicable PSA, which may include, among other things: (i) transfer of the Background IP and Client Material from Client to SBL; (ii) implementation of the Manufacturing Process at the Facility; (iii) Manufacturing Process fit activities; and (iv) tests and studies.

1.83	“Term” means the duration for which this MSA stays in effect, which shall begin as of the Effective Date and will be in effect for as long as any PSA is in effect.

1.84

“U.S. Export Control Laws” means all applicable U.S. laws and regulations relating to the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C.§§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C.§§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C.§§ 1 et. seq., the Arms Export Control Act, 22 U.S.C.§§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986.

1.85	“Warehouse” means SBL’s warehouse for storage of the Product located at [***].

SECTION 2RELATED AGREEMENTS AND EXHIBITS

2.1

Product Specific Agreements. SBL will perform Services for Client as specified in PSAs and in accordance with the terms and conditions of this MSA.  In the event of a conflict between any provision of this MSA and the PSA, this MSA shall control, except where the PSA specifically states otherwise.

2.2

Quality Agreement. As required, the Parties shall negotiate and enter into a reasonable and customary Quality Agreement(s) applying to the Services performed by and/or Product Manufactured by SBL. If there is any inconsistency between this MSA and the Quality Agreement, the terms and conditions of this MSA shall control, except with respect to matters regarding cGMP and/or Product quality or regulatory requirements, in which case, the Quality Agreement shall control.

SECTION 3MANAGEMENT OF SERVICE

3.1

General.  SBL shall adequately staff the Facility with personnel with necessary expertise to perform its obligations under this MSA and any applicable PSA.  Each Party will be responsible for its internal decision-making process and for reasonably informing the other Party of decisions and the status of activities affecting the Services in a regular and timely manner. SBL and Client shall at all times make Commercially Reasonable Efforts to complete the Services, as applicable, in accordance with the estimated timelines set forth in the applicable PSA.  Client shall use Commercially Reasonable Efforts to supply to SBL all information or materials that may be reasonably required by SBL to perform the Services, and SBL shall not [***].  Client shall be responsible for [***].

3.2	Core Team and Joint Steering Committee.

3.2.1Core Team and Joint Steering Committee.

(a)

Promptly after the Effective Date, the Parties shall establish the Core Team, which shall promptly resolve any issues arising from the Services, including but not limited to those relating to changes to the project assumptions and timelines, development activities, Specifications, or Manufacturing Process.  Each Party may temporarily or permanently replace its Core Team members upon written notice to the other Party (which notice may be provided by email).

(b)

Promptly after the Effective Date, the Parties shall also establish a Joint Steering Committee, which shall consist of at least [***] senior representatives (at least [***] level or equivalent) appointed by each Party with experience appropriate for service on the JSC given the Services being requested by Client and performed by SBL. Each Party may temporarily or permanently replace its JSC members upon written notice to the other Party (which notice may be provided by email), provided that such replacement meets the requirements outlined above.

3.2.2Meetings and Decision Making. The Core Team and JSC shall meet on schedules and in manners that are acceptable to their respective members. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend Core Team or JSC meetings, provided that such additional non-member representatives are under enforceable obligations of confidentiality and non-use applicable to the Confidential Information of the other Party at least as stringent as those set forth in this MSA.  Each Party shall be responsible for its own expenses of traveling to and participating in any Core Team or JSC meeting. All decisions of the Core Team and JSC shall be made by the unanimous agreement of all of their members or their designated representatives, and shall be reflected in written meeting reports. Written reports of the Core Team and JSC shall be subject to approval by the authorized representatives of the Parties.  For clarity, the Core Team and JSC do not have any authority or power to amend or waive any provision of this MSA or any PSA.

3.2.3Disputes. In the event that the Core Team is unable, despite the good faith efforts of the members, to resolve a disputed issue that is within the purview of the Core Team for a period of [***] business days, one Party shall formally request referral of the issue to the JSC. If the dispute still cannot be resolved within an additional [***] days after referral to the JSC, the matter may be handled in accordance with Section 15 (Dispute Resolution).

3.3

Person in Plant.  Client may request up to [***] of its personnel to be on-site at the Facility to observe and consult with SBL during the performance of Services under this MSA and any PSA and such additional personnel in such numbers as deemed necessary shall be accommodated upon mutual agreement. Reasonable expenses associated with such on-site Client personnel shall be passed through to Client by SBL. While at the Facility, all such Client personnel shall have reasonable access to all areas as are relevant to SBL’s performance of the Services hereunder, provided that SBL may reasonably restrict Client personnel’s access to certain areas of the Facility as it deems necessary after disclosing to Client the rationale for such restriction, and all such Client personnel shall agree to and comply with confidentiality obligations to third parties, SBL policies and procedures related to safety, confidentiality, and cGMP, and all reasonable instructions of SBL employees at the Facility.  Client shall remain responsible at all times for the compliance with the terms of this MSA and PSA by its employees and personnel.

3.4

Subcontractors.  SBL may subcontract any portion of the Services solely with prior written approval from Client, which approval shall not be unreasonably withheld or delayed, to perform certain Development or Manufacturing activities on behalf of SBL with autonomy to implement and adhere to their own SOPs, which are established without SBL’s involvement in approving the same (each such subcontractor for whom Client provides its approval, a “Permitted Subcontractor”). In the event SBL subcontracts any portion of the Services, SBL shall ensure that the Permitted Subcontractor carries out the subcontracted portion of the Services as set forth in the MSA, applicable PSA(s) and Quality Agreement, provided however that SBL shall not be responsible for [***]. Any Permitted Subcontractor must undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to this MSA prior to performing any Services. All costs associated with activities subcontracted to a Permitted Subcontractor that are specific to the Services (e.g., viral clearance, Mycoplasma, adventitious virus screen, etc.) will be passed through to Client with an additional [***] handling fee. For clarity and by way of example only, the following activities shall not be considered subcontracted Services, will not be subject to the handling fee described in this Section 3.4, will not require Client’s prior written consent, and SBL shall have full responsibility for such activities as if performed by SBL: [***].

3.5	Development and Manufacturing Site. Unless otherwise agreed by Client in writing, all Services shall be performed by SBL at the Facility.
3.6

Manufacturing Documentation.  SBL shall maintain Manufacturing Documentation to be true and accurate, and shall keep in strict confidence and shall not use Manufacturing Documentation for purposes other than providing or performing the Services or other obligations hereunder.  SBL shall maintain all such Manufacturing Documentation for at least that period specified in the Quality Agreement. SBL will upload such Manufacturing Documentation on [***] or other similar platform and Client will be given access, including viewing and printing access. Upon written request of Client and at mutually agreeable times, Client shall have the right to review Manufacturing Documentation at the Facility as further defined in the Quality Agreement. At Client’s request, SBL may provide scanned or printed copies of such Manufacturing Documentation, but Client shall be responsible for reasonable costs associated therewith. SBL shall record and maintain such Manufacturing Documentation in the language as so required in the Quality Agreement or as so required by a Regulatory Authority and in compliance with Applicable Law, provided that SBL shall, at all times, maintain a copy in the English language, if such Manufacturing Documentation is not already in the English language.  To the extent necessary, SBL may redact or withhold Manufacturing Documentation provided pursuant to this MSA or any applicable PSA to protect the confidential information of its other clients or third parties, provided that such redacted or withheld Manufacturing Documentation does not relate to the Services.  The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of SBL.  Notwithstanding anything to the contrary, SBL’s SOPs not specific to Products, but related to the Facility or Services, may be provided to Client for on-site review if reasonably requested by Client. Such SOPs cannot be removed from the SBL premises, copied, photographed or otherwise replicated without SBL's permission.

3.7

Adverse Event Reporting and Product Complaints. If SBL becomes aware of an adverse event or other safety issue involving Client’s Products, SBL must report such matters to Client within one (1) business day of awareness to Client’s Global Medical Safety team by email at [***] or phone: 1-833-Kiniksa (1-833-546-4572) in accordance with Client’s standard reporting policy.  If SBL becomes aware of a product complaint related to Client’s Products, SBL must report such matter to Client within [***] of awareness by email at [***].

SECTION 4SERVICE DESCRIPTIONS

4.1Technology Transfer.Client shall transfer the Client Technology, Client Materials, and Cell Line to SBL in accordance with the plan, timelines and quantities agreed upon by the Parties pursuant to a PSA. In the event that Client agrees to utilize [***] for such Technology Transfer, Client agrees that (a) in the event of any relevant change that affects a Client user’s authorization to use such portal, Client shall immediately notify SBL so that SBL may disable their usernames and remove / change passwords in order to secure the SBL Portal and (b) Client shall ensure that all of Client users have up-to-date antivirus software installed on the computer devices used to access such portal.

4.2

Engineering Batch. SBL makes no warranty that Engineering Batches will meet the Specifications or be successful, and thus under no circumstances shall SBL be obligated to re-Manufacture an Engineering Batch for [***].

4.3

Process Validation Batch and Pre-Approval Inspection Batch. Prior to commencement of Process Validation Batches, SBL and Client shall agree to a validation plan identifying the validation requirements of the Manufacturing Process.  The costs of process validation activities are excluded from the price of Process Validation Batches and shall be paid for by Client at the price set forth in the applicable PSA, subject to Client’s prior approval on the scope and nature of such validation activities. When Manufacturing Process Validation Batches and Pre-Approval Inspection Batches, SBL shall not [***].

4.4

Facility Modification and Equipment. Client and SBL will agree on what equipment in the Facility is necessary to perform the Services, and if Client reasonably deems it necessary to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date, SBL shall procure such equipment at Client’s expense in accordance with Section 8.2.4 and SBL shall be responsible during the Term for validation, installation, maintenance, commissioning, and decommissioning at SBL’s expense, unless otherwise agreed in writing by the Parties. Thereafter, if any additional equipment is necessary, such costs shall be dealt with by Section 5 of this MSA.  SBL shall use Commercially Reasonable Efforts to negotiate pricing with the vendors of any equipment deemed necessary to procure and to procure such equipment [***]. Notwithstanding anything to the contrary in this MSA, the ownership of any and all such equipment shall remain at all times with SBL unless otherwise agreed in writing by both Parties, and SBL shall in good faith and in accordance with its obligations under this MSA or applicable PSA, make such equipment available to perform Services for Client.  If additional equipment is purchased pursuant to this Section 4.4, the Parties shall agree in writing as to whether such equipment will be used solely to perform Services for Client or may be used to perform Services for SBL clients in addition to Client.

4.5

Additional Work.  Should the Parties mutually agree to any additional work to be added to any Scope of Work, the Service Fees for such additional work will be mutually agreed by both Parties and appropriately documented in writing at the time of adding such additional work, and depending on the nature of such additional work, the Parties shall execute a Decision Memo or an amended Scope of Work accordingly. Such Decision Memo or amended Scope of Work must include an estimate of any incremental costs and Client shall bear all additional costs and expenses associated therewith.

4.6	Raw Materials.

4.6.1Management.  SBL shall procure and maintain a reasonable quantity of Raw Materials required for the Services in accordance with the terms and conditions of this MSA and any applicable PSA.  SBL shall use Commercially Reasonable Efforts to negotiate pricing with the vendors of Raw Materials and to procure Raw Materials [***]. On a per-Product basis, SBL shall prepare the categorization of the Raw Materials into (i) Common Raw Materials and (ii) Specialized Raw Materials, and send the categorization to Client for approval as soon as practicable after the Effective Date of the applicable PSA.  Client shall approve the categorization in accordance with the terms and conditions of this MSA and any applicable PSA no later than [***] after the receipt of such a categorization from SBL.  SBL shall not be [***].  The list of Raw Materials may be amended from time to time, subject to the Parties’ mutual agreement; provided, however that, Client shall at all times be solely responsible for the costs of Raw Materials including those used in small scale runs during Technology Transfer, which are not included in the Service Fees.  During Technology Transfer, the Core Team shall agree on estimates for Raw Materials anticipated to be consumed in the Manufacture of each Batch.  Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Raw Materials used in excess of the agreed-upon estimate; provided, however, that SBL shall be responsible for any excess use, loss, spoilage, or waste of such Raw Materials to the extent caused by [***].  The Parties will mutually agree, in good faith and based on industry standard, upon strategies regarding Raw Material safety stock and sourcing from qualified vendors. In the event SBL is not able to utilize any Reserved Capacity for Manufacturing Product according to an agreed-upon forecast or manufacturing plan set forth in a PSA due to [***], then Client shall be responsible for the costs of such Reserved Capacity [***].

4.6.2Raw Material Specifications.  Client and SBL shall agree on the Specifications of Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the Quality Agreement.

4.6.3Testing and Evaluation.  SBL or Permitted Subcontractors shall perform all testing and evaluation of Raw Materials as required by the Specifications for the Raw Materials and the cGMPs, as further described in the Quality Agreement, if applicable.

4.6.4Storage.  SBL shall secure sufficient and suitable storage for the Raw Materials; provided that such storage requirements shall be customary within SBL’s industry.  SBL shall exercise reasonable care to preserve and protect Raw Materials from destruction, theft, or other loss after receipt by SBL and prior to Manufacture and except for loss due to [***], Client shall be responsible for [***]. At the end of each [***] of the relevant PSA, Client shall be responsible for the loss of Raw Material to the extent such Raw Material expires or becomes obsolete because [***]. For any Raw Material that is not used during a given [***], if the Raw Material is not expired and has not become obsolete, SBL shall use Commercially Reasonable Efforts to utilize such Raw Material for other clients to the extent such Raw Material is Common Raw Material, and Client shall not be responsible for [***].

4.6.5Handling Fee Related to Raw Material. Raw Materials will be charged on a cost-plus basis to Client in accordance with Sections 8.1(ii) and 8.2.2.

4.7	Client Materials.

4.7.1Management.  Client shall provide, either by itself or through its third party supplier, to SBL free of charge, Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties. SBL shall make Commercially Reasonable Efforts to import the Client Materials to the Republic of Korea in a timely manner, and Client shall provide reasonable assistance necessary for such a timely importation. Delivery conditions for the Client Materials shall be [***]  (INCOTERMS 2010) provided that the [***].  During Technology Transfer, the Core Team shall agree on estimates for Client Materials anticipated to be consumed in the Manufacture of each Batch.  Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Client Materials used in excess of the agreed-upon estimate; provided, however, that (a) SBL shall be responsible for any excessive use, loss, spoilage, or waste of such Client Materials to the extent caused by [***] and (b) notwithstanding anything to the contrary, SBL will not [***]. The Parties will mutually agree, in good faith and based on industry standard, upon strategies regarding Client Material safety stock and sourcing from qualified vendors.  In the event SBL is not able to utilize any Reserved Capacity reserved for Manufacturing Product according to an agreed-upon forecast or manufacturing plan [***], then Client shall be responsible for [***].

4.7.2Client Material Specifications.  Client shall provide SBL with the Specifications of the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as may be further described in the Quality Agreement.

4.7.3Testing and Evaluation.  SBL shall perform testing of the Client Materials in accordance with the Quality Agreement and/or Client’s written instruction prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specification described in the Quality Agreement (if applicable).  SBL shall inform Client of (a) any damage to the Client Materials received that is visually apparent (e.g., damaged or punctured containers and temperature monitoring results outside of predetermined Specifications) within [***] days after SBL’s receipt of the Client Materials and (b) any non-conformance of the Client Materials to Specification either: (i) within [***]  days after the discovery of any damage or non-conformance and no later than [***] days after SBL’s receipt of the Client Materials or (ii) if release testing of Client Materials is not performed until it is needed for Manufacture, within [***] days after the discovery of any damage or non-conformance and no later than [***] days after such release testing is performed; or (iii) as otherwise agreed between the Parties. If, prior to performing any Service on the Client Materials, SBL determines that such Client Materials are defective or damaged, SBL shall not perform Services using such Client Materials and shall follow Client’s written instructions regarding disposal or return of such Client Materials to Client [***].

4.7.4Storage.  SBL shall secure sufficient and suitable storage for the Client Materials; provided that such storage requirements shall be customary within SBL’s industry.  SBL shall exercise reasonable care to preserve and protect the Client Materials from loss after receipt by SBL and prior to Manufacture.

4.7.5Handling Fee Related to Client Material.  Handling fees relating to the Client Material will be charged to Client in accordance with Sections 8.1(iii) and 8.2.3.

4.8

Forecasts and Use of Reserved Capacity.  For each Commercial Product, the Parties shall determine a mutually agreeable forecasting mechanism, which shall be detailed in writing in each relevant PSA.  For Clinical Product, the Parties shall agree upon the number and schedule of Batches to be Manufactured by SBL in the applicable PSA. In the event SBL is not able to utilize any Reserved Capacity for Manufacturing Product according to an agreed-upon forecast or manufacturing plan set forth in a PSA due to [***] then Client shall be responsible for [***].

4.9

Purchase Orders.  For each Clinical Product or Commercial Product, Client shall notify SBL in a binding form and procedure to be agreed upon in the applicable PSA requesting a specific amount of Product to be Manufactured in the Purchase Order.  The Parties acknowledge that, with or without Purchase Orders issued in advance, SBL may issue an invoice in accordance with this MSA, PSA, or Decision Memo for Services, Raw Materials, handling fees and equipment. The Parties also acknowledge that Client shall not be able to process and pay any such invoices in accordance with Section 8.3 unless and until Client issues a corresponding Purchase Order. Client shall issue such corresponding Purchase Order for any service or payment duly agreed between the Parties no later than [***] days from entering into a written agreement specifying the scope so that the invoice can be timely processed and paid in accordance with this MSA and any applicable PSA. Notwithstanding the foregoing, the absence of a Purchase Order shall not release Client of its liability for [***].

4.10

Product Purchase Commitment.  As further set forth in a PSA, during the Term, the Parties may agree that Client will purchase a minimum quantity of Batches of a certain Product in a given year (a “Product Purchase Commitment”).

4.11	Batch Failure during Manufacture

4.11.1If, during Manufacture of a Batch and prior to SBL’s release of such Batch, the Core Team determines that all of such Batch is Non-Conforming Product (a “Batch Failure”), SBL shall take Commercially Reasonable Efforts to promptly re-Manufacture and deliver to Client a replacement Batch on a date to be mutually agreed by the Parties, for which Service Fees and associated costs/fees (as set forth in Section 8.1 below) shall be invoiced to and paid for by Client. Client shall ensure that SBL has adequate Client Materials to re-Manufacture such replacement Batches. The remedies contained in this Section 4.11 of this MSA shall be [***] and a Batch Failure shall not constitute a material breach of this MSA or a PSA unless SBL fails to provide the remedies contained in this Section 4.11.

4.11.2The Parties shall conduct a root cause analysis of the Batch Failure, which shall be done through SBL’s deviation process and which result will be reviewed and confirmed by the Core Team.  If either the Core Team does not agree on the Batch Failure root cause, or the JSC does not agree on the results of the Core Team’s Batch Failure root cause analysis, the Parties shall refer to an independent mutually agreed-on laboratory or firm with international repute, acting as a neutral arbiter, to conduct a root cause analysis of the Batch Failure.  The costs of the independent laboratory [***].  The decision of the independent laboratory or firm with international repute must be in writing and will be binding on the Parties.

4.11.3In the event of Batch Failure, SBL or Client shall be responsible for the following costs as set forth in this Section 4.11.3: (1) the SBL Service Fee to Manufacture the failed Batch; (2) SBL’s costs [***]; (3) [***]; and (4) [***] which amounts are to be calculated based on the actual costs of such materials incurred by Client. To the extent the Batch Failure is caused by [***], SBL shall be responsible for (1) – (4) above, and in all other Batch Failure cases, Client shall be responsible for (1) – (4) above. Any such cost responsibility borne by SBL shall be issued as a credit against future invoices by SBL or refund to Client, at Client’s option. Notwithstanding anything to the contrary, SBL shall not be responsible in the event of Batch Failure for: (a) [***] and (b) [***].

4.11.4 In the event that any of the foregoing procedures result in a replacement Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such re-Manufactured Batch shall be the Service Fee in effect in the year in which the original Batch was ordered.

4.12	Storage, Packaging and Delivery.

4.12.1Service Deliverables other than Products. Storage, packaging and delivery of the deliverables designated in a PSA other than Products Manufactured shall be made in accordance with the terms and conditions of this MSA, applicable PSA, Quality Agreement and the Applicable Laws.

4.12.2Products.

(a)	Release by SBL and Acceptance by Client.
(i)

Release.  SBL shall perform all testing in accordance with the Specifications of the Product and release the Product in accordance with the terms and conditions of the Quality Agreement.  Upon such release, SBL shall deliver to Client the Batch Related Documents, including a Certificate of Analysis and Certificate of Compliance, in accordance with the terms and conditions of the Quality Agreement.

(ii)

Acceptance of Product. Client will complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the terms and conditions of the Quality Agreement and notify SBL of the result within [***] days of Client’s receipt of the Batch Related Documents. Upon Client’s acceptance, SBL will have [***].  If there are no open investigations and Client does not reject such Product within the [***] day period, then subject to subsection (iii) below, Product will be deemed to have been accepted by Client and SBL will have [***].

(iii)

Latent Defects.  If, after Client’s acceptance of Product, Client finds a hidden defect which could not have been reasonably discovered through customary review of the Batch Related Documents and/or completion of the Acceptance Procedure, which constitutes a Batch Failure and/or Non-Conforming Product (“Latent Defect”), then Client shall promptly notify SBL within [***] days of discovery and must make a claim for such Latent Defect on or prior to the date [***], after which SBL will have [***].  The Parties shall conduct a root cause analysis pursuant to Section 4.11.2 to determine whether such Batch constitutes a Batch Failure, in which case the remedies set forth in Section 4.11.3 would apply.

(iv)

Non-Conforming.  If, during the Acceptance Procedure, any Product is determined by Client as Non-Conforming Product, and SBL confirms such non-conformity, or such non-conformity is confirmed pursuant to Section 4.11.2, such non-conformity shall be treated as a Batch Failure, and the remedy set forth in Section 4.11 above shall apply to the Non-Conforming Product mutatis mutandis. Notwithstanding anything to the contrary, Client agrees to [***]. The remedies contained in this Section 4.12.2 shall be [***].

(b)

Delivery. Shipping conditions for the Product Manufactured hereunder shall be [***] (INCOTERMS 2010), unless otherwise agreed to in the applicable PSA.  The title to Product hereunder shall be transferred from SBL to Client when [***]. The Parties further agree as follows:

(i)

After SBL’s release of the Product and prior to each pick-up by Client or Client’s designated carrier, SBL shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in advance for each pick-up.  SBL shall schedule Delivery with the carrier selected and paid for by Client;

(ii)

SBL shall not deliver the Product until it has been instructed to by Client in accordance with the terms and conditions of the Quality Agreement.  Client shall confirm specific delivery instructions with SBL prior to SBL’s release; Upon SBL’s release of Product, SBL shall store the Manufactured Product as described in Section 4.12.2(c) and Client shall compensate SBL for storage costs for the Manufactured Product as set forth in Section 8.1 this MSA;

(iii)

SBL shall provide Client with invoice, packing lists, supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other deliverables); and

(iv)	In cooperation with Client and subject to the delivery schedule agreed by the Parties, SBL shall adhere to [***] in shipping all released Product.
(c)	Storage, Packaging and Shipping Container.
(i)

Pursuant to the terms of this MSA and any applicable PSA, and subject to the availability of space and storage conditions, SBL shall store the Products Manufactured hereunder for the maximum period of storage as set forth in 4.12.2(c)(iii) and Client shall pay storage fees to SBL as set forth in Section 8.1 until the actual delivery date. Client will use Commercially Reasonable Efforts to take possession of Manufactured Product within the timeline set forth in the applicable PSA. During such storage, SBL shall be responsible for risk of loss and damage to Manufactured Product in the event of [***].

(ii)	SBL shall store, package, label and prepare shipment according to the Specifications for the Product Manufactured hereunder, the Quality

Agreement and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.

(iii)

If Client does not direct SBL to prepare Manufactured Product to be picked up by Client or Client’s designated carrier with a pick-up date within [***] days of Client’s receipt of the Batch Related Documents, SBL shall store the Product at the Warehouse, subject to the availability of space and storage conditions, and Client shall pay storage fees to SBL as set forth in Section 8.1 for the period of storage at the Warehouse until the actual delivery date; provided however that under no circumstances shall the period of storage in the Warehouse exceed [***] days.  SBL shall be responsible for risk of loss and damage to Manufactured Product in the event of [***].

SECTION 5CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT

5.1	Approval for Change. Any Change shall be implemented only with mutual written agreement between the Parties acting reasonably and in good faith and in accordance with the Quality Agreement.

5.2Changes Required by cGMP, Regulatory Authorities or Requested by Client. Except as otherwise expressly set forth to the contrary in the Quality Agreement, in the event that cGMP, a Regulatory Authority, Applicable Law, or any other regulatory or legal authority requires, or Client requests, a Change, SBL shall accommodate such requirements or requests, subject to the following:

(a)

Client shall promptly notify SBL in writing of the required and/or requested Change(s), and provide information necessary for SBL to evaluate the effect of such Change(s), and SBL shall promptly advise Client as to any (i) additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or SBL’s ability to manufacture products (including the Products) in the Facility, if any, which may result from such Change(s).  The notification and formal approval procedure of such Changes shall be in accordance with the Quality Agreement (i.e., change control procedures) (if applicable).  The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;

(b)	Prior to implementation of any such Change(s), SBL shall provide Client with an Implementation Plan and Budget. Following review and approval by Client of such

Implementation Plan and Budget, followed by the Parties’ written agreement pursuant to Section 16.9, SBL shall commence implementation of such Change(s);

(c)

During any such implementation, SBL shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, SBL shall exercise Commercially Reasonable Efforts to implement the Change according to the Implementation Plan and Budget’s target completion date.  SBL shall provide written notice to Client if SBL becomes aware of any cause that may create delay with the implementation of Changes.  Following any such notice, both Parties shall discuss in good faith an amendment of the Implementation Plan and Budget; and

(d)

The mutually approved written Implementation Plan and Budget shall set forth the allocation of the costs to be incurred by SBL for the implementation of any such Change(s) between the Parties, in accordance with the following principles:

(i)	the costs for [***], shall be borne by SBL; provided that where the Change relates [***] in which case the costs shall be borne by Client [***];
(ii)	the costs for Changes other than (i) above, and [***] shall be borne by Client; and
(iii)	the costs for the Changes other than (i) and (ii) above shall be equitably allocated.

SECTION 6REGULATORY APPROVALS AND INSPECTIONS.

6.1

Regulatory Approvals. To the extent applicable, SBL shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The costs and fees associated with such assistance and cooperation, to the extent not detailed in an applicable PSA, shall be borne by Client.  As specified in the applicable PSA, the Parties shall discuss and agree on which Regulatory Approvals are to be obtained.

6.2

Regulatory Approvals for the Facility.  To the extent applicable, SBL shall obtain and maintain all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity (other than the Regulatory Approvals, which will be obtained or maintained by Client) that are required to Manufacture the Product at the Facility or perform the Services.

6.3

Right of Reference.  SBL hereby grants to Client, its Affiliates and its and their sublicensees, with respect to a Product and to the extent applicable through an applicable letter of authorization or third party confidentiality agreement, where necessary, a right to reference SBL’s regulatory documents (including drug master file) for the purpose of obtaining and maintaining Client’s Regulatory

Approvals with respect to such Product anywhere in the world, given that SBL’s confidential regulatory documents will be submitted directly by SBL to the respective Regulatory Authorities.

6.4

Regulatory Support Activities.  Any regulatory support activities (including Pre-Approval Inspections) required and agreed to by Client to support Regulatory Approval of the Product Manufactured at the Facility shall be performed and supported by SBL as reasonably requested by Client.  All such regulatory support activities are excluded from the price of Process Validation Batches, shall be approved by Client in advance, and shall be paid for by Client at the price set out in the applicable PSA.  Unless otherwise agreed by the Parties, Client will have the sole right to correspond with and submit regulatory applications and other filings to Regulatory Authorities to obtain Regulatory Approvals or other approvals to import, export, conduct clinical trials with, or sell the Product, alone or in combination with other products when and as Client may deem useful and/or necessary.  Accordingly, except as otherwise required by Applicable Laws and Regulatory Authorities’ requirements, SBL will not correspond directly with any Regulatory Authority with respect to the Product without, in each instance, first obtaining Client’s prior written consent.

6.5

Regulatory Inspections. SBL shall notify Client according to the Quality Agreement provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Product.

SECTION 7QUALITY COMPLIANCE

7.1

Quality Agreement. Both Parties shall adhere to the provisions of the Quality Agreement and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the Quality Agreement. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, this MSA or PSA shall control except with respect to matters directly and specifically related to Product quality or regulatory requirements in which case, the Quality Agreement will control.

7.2	Records & Audit.

7.2.1Audit by Client.  Upon Client’s request, but no more than [***], SBL shall accept a formal audit of the Facility and, if reasonably requested by Client, the Warehouse, by Client and allow Client to inspect the Facility and, if reasonably requested by Client, the Warehouse, and Manufacture of the Product during provision of the Services solely to ascertain compliance by SBL with the terms of this MSA, any applicable PSA and the Quality Agreement  (a “Standard Audit”); provided, however that in the event Client uses a third party designee, SBL must [***]. SBL will make Commercially Reasonable Efforts to require vendors or Permitted Subcontractors to accept an audit of their facilities by Client upon similar notice as described in Section 7.2.2 below. In addition to Standard Audits, Client may request a “for cause” audit [***] (a “For Cause Audit”).

7.2.2Audit Notice.  For Standard Audits, Client shall provide SBL with a written notice at least [***] months prior to the initiation of the audit of the Facility and, if reasonably requested by Client, the Warehouse, which shall be conducted on a mutually agreeable date and time, and with [***].  Client may conduct a For Cause Audit by providing SBL with a reasonable prior notice by email.

7.2.3Conduct of Audit. Access to SBL’s facilities shall be coordinated with SBL so as to minimize disruption to SBL’s ability to perform services for its other clients. Client representatives must comply with all of SBL’s cGMP, confidentiality and security procedures and protocols during such audit. SBL shall at all times cooperate and provide all the documents reasonably required by Client during such audit; provided that, to the extent necessary, SBL may withhold or redact documents to protect the confidential information of its other clients.  Client shall be solely responsible for any costs and liability caused by Client’s or its representatives’ failure to comply with SBL’s security, safety or confidentiality instructions.

SECTION 8CONSIDERATION AND CERTAIN PAYMENT TERMS

8.1Consideration.In consideration for SBL’s performance of the Service and other obligations undertaken by SBL pursuant to a PSA, Client shall pay SBL (i) the Service Fees as set forth in the applicable PSA; (ii) a handling surcharge of a [***]; (iii) a handling surcharge of [***]; and (iv) [***].

8.2	Invoices.

8.2.1Service Fees. Service Fees shall be invoiced as set forth in the applicable PSA. SBL’s invoices pursuant to any applicable PSA shall be electronic, unless otherwise agreed by the Parties.

8.2.2Raw Materials. SBL shall provide to Client an estimated list of Raw Materials (including quantities) needed for any particular cGMP campaign prior to the first OOF for such campaign. SBL shall submit invoices to Client for (i) the cost of Specialized Raw Materials (including any safety stock) upon receipt of the invoice from vendors/suppliers; and (ii) the cost of Common Raw Materials used [***], as applicable.  In each case, for all Raw Materials, SBL shall prepare a billing summary detailing the Raw Materials used and the actual costs incurred by SBL to purchase such Raw Materials and send the same to Client in accordance with Section 8.2.5.  Within [***] of receiving the billing summary for Raw Materials from SBL, Client shall either (1) accept and issue a Purchase Order, or otherwise adjust the amount of an existing Purchase Order, for the Raw Material in accordance with the billing summary or (2) reject the billing summary based on reasonable grounds, in which case SBL shall promptly re-issue a revised billing summary. Client’s failure to accept or reject a billing summary within the [***] period shall be deemed an acceptance of the billing summary. The Parties shall agree upon an invoicing schedule for Raw Materials in each applicable PSA to ensure prompt issuance of invoices by SBL.

8.2.3Client Materials. With respect to the Client Materials, SBL shall submit an invoice to Client for the handling surcharge described in Section 8.1 [***].

8.2.4Equipment. With respect to equipment, in accordance with Section 4.4, SBL shall submit an invoice to Client upon receipt of the relevant invoice from the third party equipment vendor/supplier.

8.2.5Disclosure of Original Invoices.  For any Raw Materials or equipment purchased by SBL from third party vendors, Client agrees and acknowledges that SBL shall be under no obligation to disclose the original invoice or any confidential information therein from the vendors due to its confidentiality obligation with such vendors, and that not furnishing such documents shall not constitute a valid ground for rejecting SBL’s billing summary or invoice.  Client may, however, request a third party audit at Client’s expense [***], and confirm through the auditor the sole issue of whether there is any discrepancy or inaccuracy between the vendor’s invoices and SBL’s billing summary or invoice (without the auditor disclosing any confidential information of the vendor to Client).  Should a discrepancy or inaccuracy be found through such an audit, SBL shall be responsible for [***].

8.3	Payment.

8.3.1 Mode of Payment; Foreign Exchange.  All undisputed payments to SBL due under this MSA or any applicable PSA shall be made in US$ within [***] days from the receipt of SBL’s invoice in US$ by means of telegraphic transfer to the account with the bank designated by SBL in the applicable invoice without any deduction, deferment, set-off or lien.  For the purpose of computing payment amounts owed by Client based on amounts incurred by SBL in a currency other than US$, such currency shall be converted into US$ using the Standard Rate published by the Bank of Korea at the opening of business on such invoice date.

8.3.2Taxes. All prices and charges are exclusive of any Taxes, which shall be paid by Client.  For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of SBL levied on any payment to be made by Client to SBL, each of which shall be solely borne by SBL.  Client shall pay or reimburse SBL for all Taxes in connection with the purchase, sale, storage, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such Taxes are recoverable by or refundable to SBL. SBL agrees to use Commercially Reasonable Efforts to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by SBL.

8.3.3 Price Adjustments.  The Service Fees for activities that have not yet started in any particular calendar year will be adjusted on [***] of the following calendar year by an amount that does not exceed [***].  The relevant date for price adjustment under this Section shall be the issue date of SBL’s invoice. For the sake of clarity, there shall be no price adjustment for Services initiated in one calendar year and completed in the following calendar year.

8.3.4Default Interest.  Any amount that is (i) not disputed based on reasonably justifiable grounds and (ii) not paid by a Party to the other when due under this MSA or any PSA shall bear default interest as follows: (a) at a rate of [***] per month on a daily pro rata basis for the first [***] calendar days and (b) at a rate of [***] per month on a daily pro rata basis thereafter until paid in full. In the event there is an amount which is invoiced by SBL but not paid by Client for more than [***] months after the due date, such event shall be considered a material breach of the relevant PSA. Further, notwithstanding anything to the contrary and in addition to all other remedies available to SBL, in the event that there is any undisputed amount (only good-faith dispute based on reasonably justifiable grounds shall be deemed to be in dispute) which is invoiced by SBL but not paid by Client for more than [***] days after the due date, SBL may, without any obligation to do so, suspend the provision of all or a portion of the Services under the MSA or any PSA, provided that Client shall remain liable for all Service Fees owed for the Services provided or Product Manufactured pursuant to the MSA or any PSA prior to any such suspension, and SBL shall not be responsible in any way for any Services so suspended or any Damages arising from such suspension.

SECTION 9CONFIDENTIALITY

9.1

Confidential Information. Both Parties agree to maintain the Disclosing Party’s Confidential Information in confidence and not to disclose the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not use the Disclosing Party’s Confidential Information for any purpose other than performing their obligations under this MSA or applicable PSA.  The Receiving Party recognizes the proprietary nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential or proprietary information of like importance, but in any event no less than reasonable care.  The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and its Affiliates’ directors, officers, employees, consultants and agents (“Representatives”) only on a need-to-know basis, provided that, the Receiving Party shall undertake procedures such that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed understands (i) the confidential nature of the Disclosing Party’s Confidential Information and (ii) that he or she is under an obligation similar to those contained herein to not disclose the Disclosing Party’s Confidential Information.

9.2

Exceptions.  Notwithstanding Section 9.1 above, Confidential Information shall not include the information that, as evidenced by written records: (a) was at the time of disclosure by the Disclosing Party hereunder publicly known or available; (b) after disclosure by the Disclosing Party hereunder, became publicly known or available by publication or otherwise, other than by an unauthorized act or omission by the Receiving Party; (c) was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party hereunder; (d) was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or (e) was independently developed by the Receiving Party’s directors, officers or employees without reference to the Confidential Information, as demonstrated by records contemporaneous with such development.

9.3

Authorized Disclosures. Disclosure of SBL’s Confidential Information by Client is permitted in the event that SBL’s Confidential Information is reasonably required for Client to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions. Disclosure by the Receiving Party is permitted in the event that the Receiving Party needs to disclose such Confidential Information to comply with Applicable Law or orders issued by a Regulatory Authority or other regulatory or governmental agencies, including the FDA and the Securities and Exchange Commission or any nationally recognized securities exchange; provided that such Receiving Party shall exercise its Commercially Reasonable Efforts to limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and to otherwise maintain the confidentiality of the Confidential Information. In the event that such disclosure is required in accordance with this Section 9.3, the disclosing Party shall make reasonable efforts to provide the other Party with a reasonable advance notice and to coordinate reasonably with the other Party with respect to the wording and timing of any such disclosure.

9.4	Survival of Confidentiality Obligations. The confidential obligations of the Receiving Party shall survive for a period of [***] years from the expiration or termination of this MSA.
9.5

Return of the Confidential Information. All written, printed or other tangible manifestations of Confidential Information of the Disclosing Party disclosed under this MSA, and all copies thereof shall be returned to the Disclosing Party (or destroyed at the Disclosing Party’s request) by the Receiving Party within [***] days from the written request by the Disclosing Party.  All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within [***] days from the written request by the Disclosing Party.  Notwithstanding the foregoing, (i) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, (ii) a single copy of the Confidential Information may be retained in the secured legal files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under this MSA, and (iii) the Receiving Party may keep copies of Confidential Information for which the Receiving Party has a continuing right or license to access or use such Confidential Information; provided that the Receiving Party shall keep such Confidential Information in confidence and will use the Confidential Information solely to comply with the terms of this MSA as well as Applicable Laws.

9.6

Public Announcements. Subject to Applicable Law and except as otherwise provided herein, the existence and the terms of this MSA and any PSA and the transactions contemplated herein and therein shall be maintained in confidence by the Parties and their respective Affiliates, officers, directors, employees, representatives and agents. All public announcements, notices or other communications by one Party regarding this MSA and any PSA to third parties shall require the prior written approval of the other Party, provided that in no event shall consent be required for any filings or disclosures that a Party is required to make to comply with regulation of any stock exchange or other Applicable Law, order or regulation (including SEC regulations), in which case a reasonable advance notice shall be given to the other Party.

SECTION 10OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY

10.1

Background Intellectual Property. It is acknowledged that each Party owns or controls Background IP and nothing in this MSA shall affect such rights in Background IP.  Client hereby grants SBL a non-exclusive, non-transferrable, royalty-free, [***] and fully-paid-up right and license to use Client’s Confidential Information and Intellectual Property during the Term for the sole purposes of performing the Services as specified in the applicable PSA and in accordance with the terms and conditions of this MSA. Except as otherwise provided herein, the Parties shall not acquire any right, title, or interest in any Background IP of the other Party.

10.2	Inventions.

10.2.1Client Invention. SBL shall promptly notify Client of any Client Invention(s), and shall take all reasonable measures to ensure that Client has the sole and exclusive ownership of such Client Invention(s), including without limitation ensuring that any Permitted Subcontractor assigns to SBL any rights such Permitted Subcontractor has in Client Inventions to enable the further assignment of such rights to Client. SBL agrees to assign, and to the extent legally permissible, hereby does assign to Client any and all rights, title and interests in and to any Client Invention and Client hereby accepts such assignment, and SBL shall execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of Client in such Client Invention and related Intellectual Property. Client may use, and otherwise fully-exploit, any Client Invention for any purpose, including, without limitation, filing patent applications covering any Client Invention, and SBL shall provide reasonable cooperation to Client at Client’s request and at the expense of Client as to all reasonable out-of-pocket expenses incurred by SBL in providing such cooperation.

10.2.2SBL Invention.  SBL shall promptly notify Client of any SBL Invention(s) that are incorporated into the Product or its Manufacture. SBL Inventions shall be the property of SBL and shall not be deemed to be Client Inventions or joint Inventions for the purposes of this MSA. SBL hereby grants to Client a worldwide, irrevocable, nontransferable (except to permitted assignees under this MSA), [***], royalty-free and fully-paid-up right and license under SBL Inventions to make, use, sell, offer to sell, export and import and otherwise exploit the Product to the extent such SBL Invention is incorporated into the Product or its Manufacture.

SECTION 11WARRANTIES.

11.1

The Parties’ General Warranties. Each Party warrants and represents as of the Effective Date that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this MSA; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder; (iii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this MSA by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.

11.2

Client’s Warranties. Client represents and warrants to SBL that as of the Effective Date of the MSA and during the Term: (a) the formulation, composition, use, distribution, marketing, or sale of the Product shall comply with all Applicable Laws and that, during the Term, Client will perform all obligations and take other necessary actions to be in compliance with such requirements, Applicable Laws, rules and regulations, including applicable cGMPs; (b) Client will comply with all Applicable Laws, and that it will keep SBL informed of any information known to Client which would affect SBL’s provision of the Services hereunder; and (c) to the best of Client’s knowledge, SBL’s use of the Client Materials, the portion of the Manufacturing Process other than developed by SBL, and Client Technology [***] will not infringe any third party’s Intellectual Property rights.

11.3

Anti-Corruption. Each Party agrees, in its performance of its obligations under this MSA, to comply, and to cause its Affiliates to comply, with all Applicable Laws, including the U.S. Export Control Laws and Anti-Corruption Laws. Each Party shall not knowingly take any action that would cause the other Party to be in violation of the U.S. Export Control Laws or any Anti-Corruption Laws. Further, each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of any U.S. Export Control Laws or Anti-Corruption Laws in connection with the performance of activities under this MSA.

11.4

No Bribery. Each Party and its employees and agents shall not, directly or indirectly through third parties, knowingly pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a Public Official or Entity, or other third party for purposes of corruptly obtaining or retaining business for or with, or directing business to, any person or entity, including either Party, by (a) influencing any official act, decision or omission of such Public Official or Entity; (b) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity; (c) securing any improper advantage; or (d) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity.

11.5	No Kickbacks. Each Party and its employees and agents have not and shall not knowingly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or a third party customer or to a Public Official or Entity. In addition, each Party and its employees and agents shall ensure that no part of any payment, commission, reimbursement or fee paid by either Party pursuant to this MSA or otherwise will be used knowingly as a corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or to third party customer or to a Public Official or Entity.

11.6	SBL’s Additional Warranties and Covenants. SBL represents, warrants and covenants that:

11.6.1As of the Effective Date and during the Term, (i) SBL is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as well as permissions required, to enable SBL to perform its obligations under this MSA, and (ii) to the best of SBL’s knowledge, SBL’s use of the SBL Inventions or SBL Background IP [***] will not infringe any third party’s Intellectual Property rights.

11.6.2All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) be Manufactured, packaged, handled and stored in compliance with Specifications, the requirements of cGMPs (except for Pilot Batches and Engineering Batches, unless otherwise agreed), the applicable PSA, the Quality Agreement and all Applicable Laws; (b) comply with the Standard Operating Procedures; (c) not include any materials not provided in the Specifications that would cause it to be adulterated or misbranded within the meaning of Sections 501 or 502 of the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder or other Applicable Law; and (d) be transferred free and clear of any liens, claims or encumbrances of any kind.

11.6.3It shall assign the performance of Services to personnel qualified to perform the activities set forth in a PSA and perform all obligations under this MSA and any PSA in compliance with all Applicable Laws.

11.6.4Each Certificate of Analysis will accurately reflect the results of the tests conducted on the Batch of Product to which it relates, each Certificate of Compliance will be accurate and true, and the Batch Records will accurately reflect in all material respects the processes and procedures followed by SBL in Manufacturing the Product.

11.6.5It will not transfer to any third party any Client Materials or Products Manufactured for Client, other than (i) for the purpose of tests at any testing lab as permitted under this MSA or any applicable PSA, (ii) to a third party designated in writing by Client, or (iii) to any Permitted Subcontractor in accordance with Section 3.4, or otherwise for the purpose of performing under this MSA or any applicable PSA.

11.6.6It has not been (a) debarred, convicted, or is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or Regulatory Authorities as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is not subject to any such pending action.  SBL agrees to inform Client in writing promptly if SBL is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of SBL’s knowledge, is threatened.

11.7No Other Warranties.THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.

SECTION 12INDEMNIFICATION AND INSURANCE

12.1

Indemnification by SBL.  SBL shall indemnify and hold harmless Client, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands, or actions based upon [***] except to the extent that such Damages are caused by the causes as set forth in Section 12.2 for which Client is obliged to indemnify.

12.2

Indemnification by Client.  Client shall indemnify and hold harmless SBL, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude SBL Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands or actions based upon [***] except to the extent that such Damages are caused by the causes as set forth in Section 12.1 for which SBL is obliged to indemnify.

12.3

Indemnification Procedure. The foregoing indemnification by SBL or Client shall be conditioned, if and to the extent Damages are based on or related to a third party claim, upon a Party who intends to claim indemnification under Sections 12.1 and 12.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within [***] days after the Indemnified Party has been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any claim and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; and (iii)  not settling or compromising any such claim without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied or withheld.

12.4

Insurance. Both Parties shall obtain and maintain insurance coverage (whether through purchasing policies, self-insurance, or a combination of both) appropriate to cover their respective liabilities under this MSA, which level of coverage shall be reasonably similar to that of a company in such Party’s industry of similar size and activity.

SECTION 13DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY

13.1

Disclaimer of Consequential Damages.  [***] NEITHER PARTY WILL BE LIABLE UNDER THIS MSA FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE ARISING OUT OF THIS MSA OR ANY PSA, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES.

13.2

Limitation of Liability.  Client agrees that SBL’s aggregate total liability to Client in respect of any Damages arising under or in connection with a PSA for a given calendar year during the Term (whether in contract, tort, negligence, under indemnity or otherwise however arising) shall be capped at an amount as set forth in the applicable PSA.

SECTION 14TERM AND TERMINATION

14.1

Term. This MSA will become effective as of the Effective Date and will have its own initial term of ten (10) years and shall automatically renew for successive terms of two (2) years each unless either Party gives written notice to the other Party of its intention to terminate the MSA at least eighteen (18) months prior to the end of the then current MSA term.  Notwithstanding any provision to the contrary set forth in this MSA, this MSA will remain in effect for as long as any PSA is in effect. Each PSA will specify its own initial term and renewal provision.

14.2	Termination. This MSA or a PSA may be earlier terminated as set forth in this Section 14.2.

14.2.1Material Breach.  A Party may terminate this MSA or any PSA for a material breach by the other Party; provided, however, that the non-breaching Party shall give the breaching Party written notice of such breach and if the breaching Party fails to commence Commercially Reasonable Efforts to cure that breach within thirty (30) days after receipt of such written notice, then the non-breaching Party may terminate this MSA or such PSA by providing written notice of termination.

14.2.2Insolvency.  This MSA may be terminated by either Party upon written notice at any time during this MSA if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is admitted in the court; or (d) makes an assignment for the benefit of its creditors.  The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.

14.2.3Force Majeure.  The Parties may terminate a PSA if they are unable to reach a mutually satisfactory solution to a Force Majeure Event in accordance with Section 16.3.

14.2.4Other Specified Events.  The Parties may additionally terminate a PSA as set forth in the applicable PSA.

14.3	Effect of Expiration or Termination.

14.3.1Payment of Amounts Due.  Expiration or termination of this MSA or PSA for any reason shall not exempt either Party from paying to the other Party any amounts owing at the time of such expiration or termination.

14.3.2Survival.  Any termination or expiration of this MSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this MSA. For greater certainty, except as otherwise expressly provided, termination of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 8 (Consideration and Certain Payment Terms), 9 (Confidentiality), 10 (Ownership of Materials and Intellectual Property), 11 (Warranties), 12 (Indemnification and Insurance), 13 (Disclaimer of Consequential Damages; Limitation of Liability), 14 (Term and Termination), 15 (Dispute Resolution), and 16 (Miscellaneous).

14.3.3Effect of Termination. Upon termination of a PSA for any reason, SBL shall cease and refrain from performing the Services described in such PSA (including Manufacturing and supplying the Product) for Client unless otherwise provided in this Section 14.3.3, and both Parties shall pursue decommissioning activities as set forth hereunder:

(a)	Settlement of Payment. SBL shall be compensated no later than [***] days after a termination for:
(i)	all Service Fees incurred up to the date of termination including the Service Fees for completing the Manufacture of Product-in-process, subject however to Section 14.3.3(b) below;

(ii)	all costs incurred through the date of termination, including the costs of procuring Raw Materials used or purchased for use in connection with Services; and
(iii)	any unreimbursed procurement fee of additional equipment that SBL has purchased on behalf of Client pursuant to Section 4.4.
(b)

Delivery.  Unless [***], SBL shall continue manufacturing Product-in-process as of the date of termination and deliver the fully manufactured Product to Client in accordance with the schedule then agreed upon by the Parties.  As soon as practically possible after the termination and provided that [***], SBL shall deliver to Client or its designee(s) and Client or its designee(s) shall accept (1) any Raw Material purchased for use in connection with Services, (2) any Client Material then in possession of SBL; provided however that the Parties may mutually agree instead to destroy or discard such Raw Material or Client Material, in which case SBL shall promptly destroy or dispose of the same without making any further use of such materials.  Any costs incurred in connection with such a delivery or destruction, as the case may be, shall be [***]; provided that, for all other cases, the Parties shall negotiate in good faith the allocation of all such costs and expenses.

(c)

Termination by SBL pursuant to Clauses 14.2.1 or 14.2.2.  In the event of termination by SBL pursuant to Clauses 14.2.1 or Clause 14.2.2, the outstanding binding obligations to purchase Product as of the date of termination shall survive termination of such PSA, including but not limited to a Firm Period, Purchase Order, and Minimum Purchase Commitment, and Client shall be responsible for the costs incurred in connection with delivery or disposal of Raw Materials, Client Material, or equipment during decommissioning activities.

(d)

Termination by Client pursuant to Clauses 14.2.1 or 14.2.2.  In the event of termination by Client pursuant to Clauses 14.2.1 or Clause 14.2.2, Client shall be released from any outstanding binding obligations to purchase Product as of the date of termination including but not limited to any obligation pursuant to a Firm Period, Purchase Order, and Minimum Purchase Commitment, except the decommissioning activities set forth in this Section 14.3.3 of this MSA which shall be binding on both Parties.

(e)

Termination by either Party based on Clause 14.2.3.  In the event of termination pursuant to Section 14.2.3, the Parties shall negotiate in good faith and based on industry standards for the handling and delivery of the fully Manufactured Product, Product-in-process, Client Materials, and Raw Materials and the allocation of costs and expenses between the Parties.

14.3.4Effect of Expiration. Upon expiration of a PSA at the end of the initial term or any renewed term of such PSA, SBL shall cease and refrain from performing the Services described in such PSA (including Manufacturing and supplying the Product), and Section 14.3.3 (a) and (b)  above shall apply mutatis mutandis, and both Parties shall negotiate in good faith the allocation of related costs and expenses for such decommissioning activities.

SECTION 15DISPUTE RESOLUTION

15.1

Informal Discussions.  Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this MSA or any applicable PSA, or the rights or obligations of the Parties hereunder or thereunder, the Parties shall first try to settle their differences amicably between themselves through the Core Team and then JSC level. Thereafter, either Party may initiate informal dispute resolution on the Executive level by sending written notice of the dispute to the other Party, and, within [***] days after such notice, appropriate Executives of the Parties shall attempt resolution by good faith negotiations.  If such representatives are unable to resolve promptly such disputed matter within the said [***] days, either Party may refer the matter by written notice to the Chief Executive Officer of the other Party, or his/her designee, and the Chief Executive Officer of such Party, for discussion and resolution.  If such individuals or their designees are unable to resolve such dispute within [***] days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article 15.

15.2

Arbitration.  If the Parties do not fully settle a dispute pursuant to Section 15.1, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award.  The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, and within [***] days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, United States and all proceedings and communications shall be in English.  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this MSA, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s direct compensatory damages, and in all cases, any decision or determination by the arbitrators shall comply with Article 13, as applicable. The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination.

15.3

Costs and Fees.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators.  Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within [***] days after the service of the award on such Party.

SECTION 16MISCELLANEOUS

16.1Notices.  Any notice required or permitted under this MSA shall be in writing with duly authorized signature and made to the following addresses:

If to Client:

Kiniksa Pharmaceuticals (UK), Ltd.

Swiss branch office

Grafenaustrasse 5

6300 Zug, Switzerland

Attention: Legal Department

With a copy to:

Kiniksa Pharmaceuticals Corp.

100 Hayden Ave.

Lexington, MA 02421, USA

Attention: Legal Department

If to SBL:

Samsung BioLogics Co., Ltd.

300, Songdo bio-daero, Yeonsu-gu

Incheon 21987, South Korea

Attention: SBL Legal Team

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 16.1.

Any notice shall be deemed to have been delivered on [***] if delivered personally, or on the [***] day after being delivered by a national or internationally recognized overnight or two-day courier service, or on the [***] day of posting if sent by registered or certified mail with return receipt requested and postage prepaid.

16.2	Governing Law. This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this MSA.

16.3Effect of Force Majeure Event.  The Affected Party shall not be liable to the other Party for failure to perform or delay in performing its obligation under this MSA or any applicable PSA when such failure or delay is due to Force Majeure Event.

The Affected Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the Affected Party will be unable fully to perform its obligations under this MSA or applicable PSA.  If a Force Majeure Event continues for more than one hundred eighty (180) consecutive days, the Parties shall negotiate a mutually satisfactory solution to the problem, if reasonably practicable. The Parties shall discuss the possibility of terminating this MSA or applicable PSA if the Parties fail to reach a mutually satisfactory solution to the Force Majeure Event.

16.4	Assignment.

16.4.1The rights and obligations under this MSA or any applicable PSA may not be Assigned or transferred by a Party, by operation of law or otherwise, without the express prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that Client may, without such consent but upon prior written notice to SBL, Assign this MSA or any PSA and its rights and obligations hereunder or thereunder (a) to any of its Affiliates, or (b) in connection with the transfer or sale of all or substantially all of the portion of its business to which this MSA and/or PSA relates through an asset sale or exclusive (sub)license or as resulting from any merger or consolidation of Client with or into a third party; provided however that in each case of (a) and (b), such Affiliate, acquirer or purchaser, as applicable, is (i) creditworthy (or otherwise provides financial security for the performance of its obligations under this MSA and/or PSA reasonably satisfactory to SBL) and (ii) is not, as its primary business, engaged as a contract development and manufacturing organization (i.e., developing and/or manufacturing products on behalf of third party clients). For clarity, if consent to Assignment is necessary, then withholding consent in the event of the potential assignee’s refusal to agree in writing to assume all rights and obligations under this MSA or a PSA shall not be deemed unreasonable.  Any attempted Assignment in violation of this Section shall be deemed null and void for all purposes. This MSA will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

16.4.2In the event of an Assignment, the Party Assigning this MSA or any applicable PSA or all rights and obligations hereunder or thereunder shall be responsible for any and all additional costs and expenses reasonably related to such an Assignment, including but not limited to any additional Services that need to be performed by SBL, in which case such Services must be included in a PSA.

16.5

No Grant of License.  Nothing in this MSA shall affect, or grant any right to, patents, know-how or other intellectual property owned by either Party prior to the commencement of this MSA unless otherwise expressly provided in this MSA.

16.6

No Right to Use Names.  Except as expressly provided herein, no right, expressed or implied, is granted by this MSA to use in any manner the name of either of the Parties or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of this MSA, without the prior written consent of the other Party.

16.7

Independent Contractors.  The Parties hereto are independent contractors and nothing contained in this MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

16.8

Integration.  This MSA constitutes the entire agreement between the Parties relating to the subject matter of this MSA and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this MSA.

16.9

Decision Memo; Amendment; Waiver. A Decision Memo may be entered into by the Core Teams or JSCs with a binding effect, with it being understood that, (i) in the event of a conflict between a Scope of Work, or Decision Memo and a later executed Decision Memo, the later executed Decision Memo shall prevail and (ii) a Decision Memo may never amend or modify this MSA or any PSA.  Except as otherwise expressly provided herein, no alteration of or modification to this MSA or any PSA shall be effective unless made in writing and executed by an authorized representative of both Parties.   No course of dealing or failing of either Party to strictly enforce any term, right or condition of this MSA in any instance shall be construed as a general waiver or relinquishment of such term, right or condition.  The observance of any provision of this MSA may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

16.10

Severability.  The Parties do not intend to violate any Applicable Laws.  However, if any sentence, paragraph, clause or combination of this MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of this MSA.

16.11Construction.  The Parties mutually acknowledge that they have participated in the negotiation and preparation of this MSA.  Ambiguities, if any, in this MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this MSA or authored the ambiguous provision.

16.12

Interpretation.  The captions and headings to this MSA are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this MSA.  Unless context otherwise clearly requires, whenever used in this MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this MSA; (c) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature.  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years.  Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld or delayed.

16.13Counterparts. This MSA and any PSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this MSA as of the Effective Date.

KINIKSA PHARMACEUTICALS (UK), LTD.

Signature:	/s/ Vincent Lévêque
Name:	Vincent Lévêque
Title:	Branch Manager of Swiss branch office

SAMSUNG BIOLOGICS CO., LTD.

Signature:	/s/ John Rim
Name:	John Rim
Title:	CEO & President

Exhibit A: POWER OF ATTORNEY

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